Exhibit 11(a)

September 12, 2008

BlackRock Funds
100 Bellevue Parkway
Wilmington, DE 19809

Ladies and Gentlemen:

You have requested us, as counsel to BlackRock Funds (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, on behalf of BlackRock Capital Appreciation Portfolio (the "Fund"), a series of the Trust, to furnish you with this opinion in connection with the Trust's Registration Statement on Form N-14 under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission on or about September 12, 2008 (the "Registration Statement"), registering Institutional and Investor A shares of beneficial interest, par value $.001 per share, of the Fund (the "Shares"), to be issued pursuant to a Plan of Reorganization (the "Plan") adopted by the Trust on behalf of the Fund and by PNC Funds, Inc. (the "Corporation"), a corporation organized under the laws of the State of Maryland, on behalf of its series PNC Equity Growth Fund (the "Target Fund"). The Plan provides for the proposed acquisition by the Fund of all of the assets of the Target Fund solely in exchange for the Shares and the assumption by the Fund of certain stated liabilities of the Target Fund.

We have examined the Registration Statement, substantially in the form in which it is to become effective, the Trust's Declaration of Trust and By-Laws, resolutions adopted by the Board of Trustees of the Trust relating to the authorization of the sale and issuance of the Shares and the approval of the Plan (the "Resolutions") and the form of the Plan to be included in the Proxy Statement/Prospectus included in the Registration Statement. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of the materials described above, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others, which facts we have not independently verified. We have further assumed that the Plan will be delivered in substantially the same form as that included in the Registration Statement and that upon

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such delivery, it will constitute the legal, valid and binding obligation of the
Trust, enforceable against the Trust in accordance with its terms.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Fund's Declaration of Trust, the resolutions adopted by the Fund's trustees authorizing the Reorganization and for the consideration described in the Plan, will be validly issued, fully paid and nonassessable, except that shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the reference to us in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the laws of the Commonwealth of Massachusetts, we have relied upon the opinion of Bingham McCutchen LLP (which is attached hereto).

Very truly yours,

Willkie Farr & Gallagher LLP